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EXHIBIT NUMBER 15

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

Audit and Legal Committee
  of the Board of Directors of Baylake Corp.
Sturgeon Bay, Wisconsin

         We have reviewed the accompanying consolidated balance sheet of Baylake Corp. and subsidiaries as of March 31, 2003, and the consolidated statements of income and cash flows for the three-month periods ended March 31, 2003 and 2002. This financial information is the responsibility of the company's management.

         We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with accounting principles generally accepted in the United States of America.

         We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Baylake Corp. and subsidiaries as of December 31, 2002, and the related consolidated statements of income (not presented herein), retained earnings (not presented herein), and cash flows (not presented herein) for the year then ended; and in our report dated January 23, 2003, we expressed an unqualified opinion on those consolidated financial statements.

Madison, Wisconsin                                    /S/ SMITH & GESTELAND, LLP
May 13, 2003                                          --------------------------
                                                          SMITH & GESTELAND, LLP

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